UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 1, 2008 (July 30, 2008)

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Introgen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21291	74-2704230
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)

(512) 708-9310
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 30, 2008, Introgen Therapeutics, Inc. (“Introgen”) received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC indicating that it does not comply with the minimum $50,000,000 market value of listed securities nor the alternative requirement of a minimum $50,000,000 in total assets and total revenue required for continued listing on The Nasdaq Global Market set forth in Marketplace Rules 4450(b)(1)(A) and 4450(b)(1)(B), respectively, and therefore, Introgen’s common stock is subject to potential delisting from The Nasdaq Global Market. In accordance with Nasdaq Marketplace Rules, Introgen will have until August 29, 2008, to regain compliance with the minimum market value requirement.  During this period, compliance will be regained if the market value of Introgen’s listed securities is at least $50,000,000 for a minimum of 10 consecutive business days, which period may be extended at Nasdaq's discretion.  If Introgen has not demonstrated compliance with the Marketplace Rules by August 29, 2008, Nasdaq will provide the company with written notice that its securities will be delisted.  At that time, Introgen may appeal Nasdaq’s determination to delist the company’s common stock.

Introgen is also contemplating whether to apply to transfer the listing of its securities to The Nasdaq Capital Market.  While Introgen believes that it currently satisfies all the criteria for listing on the Nasdaq Capital Market, it cannot assure investors that its shares will be accepted for listing on that market.  The Company will explore all options available to it to address the current listing issue.

On August 1, 2008, Introgen issued a press release announcing the receipt of the Listing Qualifications Department letter, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1      Press Release dated August 1, 2008, announcing notification from the Listing Qualifications Department of the Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTROGEN THERAPEUTICS, INC.

		By:	/s/ David Nance
David Nance
Chairman of the Board, Chief Executive Officer and President

Date:	August 1, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 1, 2008, announcing notification from the Listing Qualifications Department of the Nasdaq Stock Market.